Exhibit 99.1
Stock Symbol/Company Name - Date to be released - Time to be released - Contact Name - Contact Phone Number -	IVDN.OB, Innovative Designs, Inc. February 3, 2010 Immediate Joseph Riccelli, CEO (P) 412-799-0350

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Innovative Designs Fiscal 2009 Results

PITTSBURGH, PA -- (MARKET WIRE) — February 3, 2010 – Innovative Designs Inc (IVDN) Fiscal year 2009 showed the company’s net sales were $837,224, a 54.1% increase when compared to $543,137 in fiscal 2008. Gross margin as a percentage of net sales from operations for fiscal 2009 was 54.8% when compared with 12.05% during fiscal 2008. Selling, general and administrative expenses were $418,834 for the fiscal year ended October 31, 2009, a 32% improvement when compared to $617,740 for the comparable period in 2008. Income from operations for fiscal 2009 was $22,000 or $0.001 per diluted share, compared to a loss from operations of ($552,248) or ($0.031) per diluted share in fiscal 2008.
Commenting on year end results, Joseph Riccelli, Chief Executive Officer stated, “The increase in revenues is a result of the increased demand for our Arctic Armor line of products. We also brought on new sales and distributor organizations in 2009. The colder weather is also a factor in our level of sales. Almost all of our sales consisted of our Arctic Armor line of products with the balance being our hunting line of products.”
Innovative Designs Inc House Wrap has reached the final testing phases. A press release regarding the debut of the wrap will be issued. The company continues to negotiate business opportunities in Canada through our major distributor in Ontario.

The Company

Innovative Designs, Inc. manufactures the Arctic Armor® Line, hunting apparel, swimwear, wind shirts, jackets, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov